Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER 2025 RESULTS

Pembroke, Bermuda, November 3, 2025 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) reported a net loss from continuing operations available to common shareholders of $0.4 million, or ($0.01) per diluted share, compared to a net loss from continuing operations available to common shareholders of ($40.7 million), or ($1.07) per diluted share, for the same 2024 period. Adjusted net operating income1 for the third quarter of 2025 was $17.4 million or $0.32 per diluted share, compared to ($28.2 million), or ($0.74) per diluted share, for the same 2024 period.

	Three Months Ended September 30,		Three Months Ended September 30,
($ in thousands, except for share data)	2025	per diluted share	2024	per diluted share
Net loss from continuing operations available to common shareholders	$(376)	$(0.01)	$(40,702)	$(1.07)
Net loss from discontinued operations[2]	(572)	$(0.01)	(1,304)	$(0.03)
Net loss available to common shareholders	(948)	$(0.02)	(42,006)	$(1.10)
Adjusted net operating income (loss)[1]	17,383	$0.32	(28,196)	$(0.74)
Unless specified otherwise, all underwriting performance ratios presented herein are for our continuing operations and business not subject to retroactive reinsurance accounting.
Third Quarter 2025 Highlights1:
▪Combined ratio of 94.0% as compared to 135.5% in the prior year quarter. Underwriting income of $8.9 million as compared to a loss of $56.8 million in the prior year quarter.
▪Expense ratio of 28.3% as compared to 31.4% in the prior year quarter.
▪Tangible common equity per share of $8.24, an increase of 23.4% since December 31, 2024.
▪Annualized adjusted net operating return on tangible common equity of 19.3%.
▪Excess and Surplus (“E&S”) segment combined ratio of 88.3% as compared to 136.1% in the prior year quarter.
▪The Company expects to complete its redomicile from Bermuda to Delaware on or around November 7, 2025, adding meaningful operational and expense efficiencies.
1 Adjusted net operating income, tangible common equity and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release. Adjusted net operating income per diluted share for the current period reflects the Company's amendment to the Series A Preferred Shares and common equity investment from Cavello Bay Reinsurance Limited ("Cavello Bay"), both of which closed during the fourth quarter of 2024.
2 The Company closed the sale of JRG Reinsurance Company Ltd. on April 16, 2024. The full financials for our former Casualty Reinsurance segment have been classified as discontinued operations for all periods and includes the final adjustment determination to the closing purchase price pursuant to the stock purchase agreement executed in connection with the sale.
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JRVR Announces Third Quarter 2025 Results

"The Company’s third quarter results provide strong returns for our shareholders and demonstrate our underwriting discipline across a casualty-focused small and medium enterprise portfolio that is delivering solid performance, especially in the most recent accident years following our significant underwriting changes” said Frank D’Orazio, the Company’s Chief Executive Officer. “With the E&S leadership reorganization complete and our portfolio repositioning well underway, we have achieved lasting expense reductions and enter the fourth quarter with renewed energy to capitalize on market opportunities and further drive profitability."

•E&S Segment Highlights:
–Net earned premium of $140.2 million, which represents an increase of approximately 1% compared to the prior year quarter.
–Gross written premium for the segment declined 8.9% compared to the prior year quarter, driven primarily by premium declines in our Manufacturers and Contractors division, offset by increases across several smaller but profitable specialty divisions including Allied Health, Energy, and Life Sciences.
–The segment continues to experience strong submission growth with new and renewal submissions increasing nearly 5% year to date compared to the prior year period, while average premium per policy declined 11.4% for the same comparable period as the Company optimizes its portfolio for profitability.
–Annually during the third quarter, the Company completes its Detailed Valuation Review of the E&S segment's reserves. This is a first principles, ground-up review of all assumptions underpinning the E&S segment's reserve base. Following that review this year, the Company recognized adverse development of $51.3 million, the majority relating to accident years 2020-2022. Notably, the Company continues to observe much lower frequency and reduced incurred loss dynamics from the more recent accident years beginning in 2023 and has not experienced any adverse development from those years.

•Specialty Admitted Insurance Segment Highlights:
–Gross written premium for the segment declined 45% on a year-to-date basis compared to the prior period, reflective of the Company's strategy to manage this segment to retain minimal risk and remain opportunistic in the current market environment. Net retention on in-force programs is less than 10%.
–The Company continues to closely manage expenses in this segment (and across the Group) and segment underwriting expenses are down over 40% year-to-date compared to the prior year period.
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JRVR Announces Third Quarter 2025 Results

Third Quarter 2025 Operating Results
•Gross written premium of $237.3 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2025	2024	% Change
Excess and Surplus Lines	$209,831	$230,215	(9)%
Specialty Admitted Insurance	27,445	100,208	(73)%
	$237,276	$330,423	(28)%

•Net written premium of $122.7 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2025	2024	% Change
Excess and Surplus Lines	$121,707	$129,735	(6)%
Specialty Admitted Insurance	1,026	17,603	(94)%
	$122,733	$147,338	(17)%

•Net earned premium of $148.5 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2025	2024	% Change
Excess and Surplus Lines	$140,175	$138,892	1%
Specialty Admitted Insurance	8,276	20,834	(60)%
	$148,451	$159,726	(7)%

•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended September 30,
($ in thousands)	2025	2024
Excess and Surplus Lines	$2,369	$(57,041)
Specialty Admitted Insurance	236	165
	$2,605	$(56,876)
•The Company experienced $2.6 million of net favorable reserve development in the third quarter of 2025. This included $2.4 million and $0.2 million of net favorable reserve development from the E&S and Specialty Admitted segments, respectively. As cited previously, during the third quarter, the Company completed its annual Detailed Valuation Review of the E&S segment's reserves and recognized $51.3 million of unfavorable reserve development on business subject to the Combined Loss Portfolio Transfer and Adverse Development Reinsurance Contract and the adverse development reinsurance contract with Cavello Bay ("E&S Top Up ADC"). There remains $52.5 million of aggregate limit on the E&S Top Up ADC. The Company does not have a retention on the E&S Top Up ADC which covers the majority of the E&S segment's reserves for accident years 2023 and prior. The Company continues to observe much lower frequency and incurred losses on recent accident years beginning in 2023. Regarding the adverse development this quarter, the majority related to accident years
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JRVR Announces Third Quarter 2025 Results

2020-2022. There has not been adverse development on the accident years 2023 to present.
•The consolidated expense ratio was 28.3% for the third quarter of 2025, a decrease overall compared to 31.4% from the prior year quarter, and 30.5% in the prior quarter. Compared to the prior year quarter, general and administrative expenses were down across all three segments: E&S (down 13%), Specialty Admitted (down 37%), and Corporate and Other (down 14%). The majority of the expense savings are due to efficiencies across headcount and professional fees, as the total full-time group employee base at September 30, 2025 was 590, down from 640 at December 31, 2024.

Investment Results
Net investment income for the third quarter of 2025 was $21.9 million, a 7% increase compared to the $20.5 million reported in the prior quarter, and 7% lower compared to $23.6 million in the prior year quarter. The increase compared to the prior quarter is primarily a result of an increased allocation to structured securities within our fixed maturity portfolio added at attractive yields during the quarter. The decline in income from the prior year quarter is primarily due to a lower interest rate environment impacting yields across several areas of the portfolio, a reduction in the portfolio's common equity allocation which was made in the fourth quarter of 2024, and a one-time payment of over $0.8M in the prior year quarter related to the sale of an asset in the renewable energy portfolio.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2025	2024	% Change
Private Investments	1,066	1,757	(39)%
All Other Investments	20,853	21,807	(4)%
Total Net Investment Income	$21,919	$23,564	(7)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2025 was 4.6%, consistent with that of the previous quarter and slightly below the 4.8% for the three months ended September 30, 2024.
Net realized and unrealized gains on investments were $1.2 million for the quarter compared to net realized and unrealized gains on investments of $4.2 million in the prior year quarter. The preferred stock and bank loan portfolios drove the majority of realized and unrealized gains for the current quarter.
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JRVR Announces Third Quarter 2025 Results

Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.01 per common share. This dividend is payable on December 31, 2025 to all shareholders of record as of December 15, 2025.
Tangible Common Equity
Shareholders' equity of $ 503.6 million on September 30, 2025 increased 9.3% compared to $460.9 million on December 31, 2024. Tangible common equity3 of $378.4 million on September 30, 2025 increased 24.2% from $304.6 million on December 31, 2024, due to net income and unrealized gains on fixed maturities. Other comprehensive income was $11.7 million during the third quarter of 2025, improving accumulated other comprehensive loss to ($39.0) million due to a decline in interest rates.
Conference Call
James River will hold a conference call to discuss its third quarter results tomorrow, November 4, 2025 at 9:00 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 6910670, or via the internet by visiting http://jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our estimate used to compute loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating or outlook of our regulated insurance subsidiaries impacting our competitive position and ability to attract and retain insurance business that our subsidiaries write and ultimately our financial condition; the outcome of the litigation in connection with the sale of our casualty reinsurance business; the potential loss of key members of our management team or key employees, and our ability to attract and retain personnel; adverse economic and competitive factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a higher than expected inflationary environment on our reserves, loss adjustment expenses, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio and our reinsurers; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a
3 Tangible common equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Third Quarter 2025 Results

select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain insurance and reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our Company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; the inherent uncertainty of estimating reinsurance recoverable on unpaid losses and the possibility that reinsurance may be less than our estimate of reinsurance recoverable on unpaid losses; inadequacy of premiums we charge to compensate us for our losses incurred; the effective date and impact of the planned change to the jurisdiction of incorporation of James River Group Holdings, Ltd. from Bermuda to Delaware; changes in laws or government regulation, including tax or insurance laws and regulations; changes in U.S. tax laws (including associated regulations) and the interpretation of certain provisions applicable to insurance/reinsurance businesses with U.S. and non-U.S. operations, which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we did not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and were therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or its foreign subsidiary becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize in our insurance products to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended; changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting (loss) profit, adjusted net operating (loss) income, tangible equity, tangible common equity, and
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JRVR Announces Third Quarter 2025 Results

adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible equity balances in the respective period), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at http://jrvrgroup.com
For more information contact:
Bob Zimardo
SVP, Investments and Investor Relations
InvestorRelations@james-river-group.com
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JRVR Announces Third Quarter 2025 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data (Unaudited)

($ in thousands, except for share data)	September 30, 2025	December 31, 2024
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,391,875	$1,189,733
Equity securities, at fair value	88,791	86,479
Bank loan participations, at fair value	158,764	142,410
Short-term investments	42,620	97,074
Other invested assets	64,154	36,700
Total invested assets	1,746,204	1,552,396

Cash and cash equivalents	238,750	362,345
Restricted cash equivalents (a)	29,632	28,705
Accrued investment income	11,630	10,534
Premiums receivable and agents’ balances, net	155,436	243,882
Reinsurance recoverable on unpaid losses, net	2,027,880	1,996,913
Reinsurance recoverable on paid losses	125,389	101,210
Deferred policy acquisition costs	30,139	30,175
Goodwill and intangible assets	214,009	214,281
Other assets	371,202	466,635
Total assets	$4,950,271	$5,007,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$3,116,757	$3,084,406
Unearned premiums	489,097	572,034
Funds held (a)	25,157	25,157
Deferred reinsurance gain	88,796	57,970
Senior debt	225,800	200,800
Junior subordinated debt	104,055	104,055
Accrued expenses	38,234	53,178
Other liabilities	225,622	315,446
Total liabilities	4,313,518	4,413,046

Series A redeemable preferred shares	133,115	133,115
Total shareholders’ equity	503,638	460,915
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$4,950,271	$5,007,076

Tangible equity (b)	$511,540	$437,719
Tangible equity per share (b)	$8.60	$7.40
Tangible common equity per share (b)	$8.24	$6.67
Shareholders' equity per share	$10.96	$10.10
Common shares outstanding	45,936,898	45,644,318

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Third Quarter 2025 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except for share data)	2025	2024	2025	2024
REVENUES
Gross written premiums	$237,276	$330,423	$909,640	$1,073,480
Net written premiums	122,733	147,338	426,679	466,863

Net earned premiums	148,451	159,726	452,962	494,610
Net investment income	21,919	23,564	62,443	71,127
Net realized and unrealized gains (losses) on investments	1,239	4,150	(484)	6,428
Other income	1,126	4,057	4,946	8,748
Total revenues	172,735	191,497	519,867	580,913

EXPENSES
Losses and loss adjustment expenses (a)	121,004	184,294	333,670	409,814
Other operating expenses	42,561	51,224	140,592	146,130
Other expenses	204	1,752	1,775	4,582
Interest expense	6,224	6,128	17,570	18,957
Intangible asset amortization and impairment	90	90	272	272
Total expenses	170,083	243,488	493,879	579,755
Income (loss) from continuing operations before income taxes	2,652	(51,991)	25,988	1,158
Income tax expense (benefit) on continuing operations	1,059	(13,914)	8,287	1,249
Net income (loss) from continuing operations	$1,593	$(38,077)	17,701	(91)
Net loss from discontinued operations	(572)	(1,304)	(2,347)	(16,262)
NET INCOME (LOSS)	1,021	(39,381)	15,354	(16,353)
Dividends on Series A preferred shares	(1,969)	(2,625)	(5,907)	(7,875)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(948)	$(42,006)	$9,447	$(24,228)
ADJUSTED NET OPERATING INCOME (LOSS) (b)	$17,383	$(28,196)	$38,178	$(700)

(LOSS) INCOME PER COMMON SHARE
Basic
Continuing operations	$(0.01)	$(1.07)	$0.26	$(0.21)
Discontinued operations	$(0.01)	$(0.03)	$(0.05)	$(0.43)
	$(0.02)	$(1.10)	$0.21	$(0.64)
Diluted
Continuing operations	$(0.01)	$(1.07)	$0.25	$(0.21)
Discontinued operations	$(0.01)	$(0.03)	$(0.05)	$(0.43)
	$(0.02)	$(1.10)	$0.20	$(0.64)

ADJUSTED NET OPERATING INCOME PER COMMON SHARE
Basic	$0.38	$(0.74)	$0.83	$(0.02)
Diluted (c)	$0.32	$(0.74)	$0.73	$(0.02)

Weighted-average common shares outstanding:
Basic	46,026,399	37,880,297	45,954,992	37,827,968
Diluted	46,026,399	37,880,297	46,461,351	37,827,968
Cash dividends declared per common share	$0.01	$0.05	$0.03	$0.15

Ratios:
Loss ratio	65.7%	104.1%	66.9%	80.8%
Expense ratio (d)	28.3%	31.4%	30.5%	28.8%
Combined ratio	94.0%	135.5%	97.4%	109.6%
Accident year loss ratio (e)	65.7%	66.4%	65.4%	66.3%

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JRVR Announces Third Quarter 2025 Results

(a) Losses and loss adjustment expenses include net retroactive reinsurance expenses of $23.5 million and $30.8 million for the three and nine months ended September 30, 2025 ($18.0 million and $10.3 million of net expenses in the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) The outstanding Series A preferred shares were dilutive for the three and nine months ended September 30, 2025 (anti-dilutive in the respective prior year periods). Dividends on the Series A preferred shares were added back to the numerator of the calculation and common shares from an assumed conversion of the Series A preferred shares were included in the denominator in the current year periods.

(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $453,000 and $2.1 million for the three and nine months ended September 30, 2025 ($1.1 million and $3.7 million in the respective prior year periods).

(e) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).

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JRVR Announces Third Quarter 2025 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Gross written premiums	$209,831	$230,215	(8.9)%	$723,518	$736,742	(1.8)%
Net written premiums	$121,707	$129,735	(6.2)%	$403,431	$408,761	(1.3)%

Net earned premiums	$140,175	$138,892	0.9%	$418,573	$424,962	(1.5)%
Losses and loss adjustment expenses excluding retroactive reinsurance	(89,033)	(150,249)	(40.7)%	(271,697)	(345,387)	(21.3)%
Underwriting expenses	(34,709)	(38,798)	(10.5)%	(107,078)	(104,812)	2.2%
Underwriting profit (loss) (a)	$16,433	$(50,155)	—	$39,798	$(25,237)	—

Ratios:
Loss ratio	63.5%	108.2%		64.9%	81.3%
Expense ratio	24.8%	27.9%		25.6%	24.6%
Combined ratio	88.3%	136.1%		90.5%	105.9%
Accident year loss ratio (b)	63.5%	64.7%		63.5%	64.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).
SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Gross written premiums	$27,445	$100,208	(72.6)%	$186,122	$336,738	(44.7)%
Net written premiums	$1,026	$17,603	(94.2)%	$23,248	$58,102	(60.0)%

Net earned premiums	$8,276	$20,834	(60.3)%	$34,389	$69,648	(50.6)%
Losses and loss adjustment expenses	(8,456)	(16,091)	(47.4)%	(31,147)	(54,159)	(42.5)%
Underwriting expenses	(172)	(2,933)	(94.1)%	(5,321)	(9,477)	(43.9)%
Underwriting (loss) profit (a), (b)	$(352)	$1,810	—	$(2,079)	$6,012	—

Ratios:
Loss ratio	102.2%	77.2%		90.6%	77.8%
Expense ratio	2.1%	14.1%		15.4%	13.6%
Combined ratio	104.3%	91.3%		106.0%	91.4%
Accident year loss ratio	105.0%	78.0%		89.6%	78.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and nine months ended September 30, 2025 include gross fee income of $2.9 million and $11.2 million, respectively ($5.2 million and $16.1 million in the respective prior year periods).

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JRVR Announces Third Quarter 2025 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company's continuing operations inclusive of the business subject to retroactive reinsurance accounting. There is no economic impact to the Company over the life of a retroactive reinsurance contract so long as any additional losses subject to the contract are within the limit of the contract and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Excess and Surplus Lines:
Loss Ratio	63.5%	108.2%	64.9%	81.3%
Impact of retroactive reinsurance	16.8%	12.9%	7.4%	2.4%
Loss Ratio including impact of retroactive reinsurance	80.3%	121.1%	72.3%	83.7%

Combined Ratio	88.3%	136.1%	90.5%	105.9%
Impact of retroactive reinsurance	16.8%	12.9%	7.4%	2.4%
Combined Ratio including impact of retroactive reinsurance	105.1%	149.0%	97.9%	108.3%

Consolidated:
Loss Ratio	65.7%	104.1%	66.9%	80.8%
Impact of retroactive reinsurance	15.8%	11.2%	6.8%	2.1%
Loss Ratio including impact of retroactive reinsurance	81.5%	115.3%	73.7%	82.9%

Combined Ratio	94.0%	135.5%	97.4%	109.6%
Impact of retroactive reinsurance	15.8%	11.2%	6.8%	2.1%
Combined Ratio including impact of retroactive reinsurance	109.8%	146.7%	104.2%	111.7%

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JRVR Announces Third Quarter 2025 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income from continuing operations before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses on business from continuing operations not subject to retroactive reinsurance accounting and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$16,433	$(50,155)	$39,798	$(25,237)
Specialty Admitted Insurance	(352)	1,810	(2,079)	6,012
Total underwriting profit (loss) of operating segments	16,081	(48,345)	37,719	(19,225)
Other operating expenses of the Corporate and Other segment	(7,227)	(8,421)	(26,080)	(28,182)
Underwriting profit (loss) (a)	8,854	(56,766)	11,639	(47,407)
Losses and loss adjustment expenses - retroactive reinsurance	(23,515)	(17,954)	(30,826)	(10,268)
Net investment income	21,919	23,564	62,443	71,127
Net realized and unrealized gains (losses) on investments	1,239	4,150	(484)	6,428
Other income (expense)	469	1,233	1,058	507
Interest expense	(6,224)	(6,128)	(17,570)	(18,957)
Amortization of intangible assets	(90)	(90)	(272)	(272)
Income (loss) from continuing operations before taxes	$2,652	$(51,991)	$25,988	$1,158

(a) Included in underwriting results for the three and nine months ended September 30, 2025 is gross fee income of $2.9 million and $11.2 million, respectively ($5.2 million and $16.1 million in the respective prior year periods).

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JRVR Announces Third Quarter 2025 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) income (loss) from discontinued operations, b) the impact of retroactive reinsurance accounting, c) net realized and unrealized gains (losses) on investments, d) certain non-operating expenses such as professional service fees related to certain lawsuits, various strategic initiatives, and the filing of registration statements for the offering of securities, e) severance costs associated with terminated employees, and f) deemed dividends recorded with the amendment of the Series A Preferred Shares. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income (loss) available to common shareholders reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended September 30,
	2025		2024
($ in thousands)	Income Before Taxes	Net (Loss) Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$111	$(948)	$(55,920)	$(42,006)
Loss from discontinued operations	572	572	1,304	1,304
Losses and loss adjustment expenses - retroactive reinsurance	23,515	18,577	17,954	14,184
Net realized and unrealized investment (gains) losses	(1,239)	(979)	(4,150)	(3,279)
Other expenses	189	161	1,752	1,601
Adjusted net operating income (loss)	$23,148	$17,383	$(39,060)	$(28,196)

	Nine Months Ended September 30,
	2025		2024
($ in thousands)	Income Before Taxes	Net Income	(Loss) Income Before Taxes	Net Loss
Income (loss) available to common shareholders	$17,734	$9,447	$(22,979)	$(24,228)
Loss from discontinued operations	2,347	2,347	16,262	16,262
Losses and loss adjustment expenses - retroactive reinsurance	30,826	24,353	10,268	8,112
Net realized and unrealized investment losses (gains)	484	382	(6,428)	(5,079)
Other expenses	1,760	1,649	4,582	4,233
Adjusted net operating income (loss)	$53,151	$38,178	$1,705	$(700)

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JRVR Announces Third Quarter 2025 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A Preferred Shares and the deferred retroactive reinsurance gain less goodwill and intangible assets, net of amortization. Tangible equity per share represents tangible equity divided by the sum of total common shares outstanding plus the common shares resulting from an assumed conversion of the outstanding Series A Preferred Shares into common shares (at the conversion price effective as of the last day of the applicable period). We define tangible common equity as tangible equity less mezzanine Series A Preferred Shares and tangible common equity per share represents tangible common equity divided by the total common shares outstanding. Our definitions of tangible equity and tangible equity per share may not be comparable to that of other companies, and they should not be viewed as a substitute for shareholders’ equity and shareholders’ equity per share calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for September 30, 2025, June 30, 2025, December 31, 2024, and September 30, 2024.

	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
($ in thousands, except for share data)
Shareholders' equity	$503,638	$492,558	$460,915	$530,347
Plus: Series A redeemable preferred shares	133,115	133,115	133,115	144,898
Plus: Deferred reinsurance gain	88,796	65,281	57,970	31,001
Less: Goodwill and intangible assets	214,009	214,099	214,281	214,372
Tangible equity	$511,540	$476,855	$437,719	$491,874
Less: Series A redeemable preferred shares	133,115	133,115	133,115	144,898
Tangible common equity	$378,425	$343,740	$304,604	$346,976

Common shares outstanding	45,936,898	45,895,335	45,644,318	37,829,475
Common shares from assumed conversion of Series A preferred shares	13,521,634	13,521,634	13,521,634	6,848,763
Common shares outstanding after assumed conversion of Series A preferred shares	59,458,532	59,416,969	59,165,952	44,678,238

Equity per share:
Shareholders' equity	$10.96	$10.73	$10.10	$14.02
Tangible equity	$8.60	$8.03	$7.40	$11.01
Tangible common equity	$8.24	$7.49	$6.67	$9.17

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